Exhibit 10.2

FLUOR 409A

EXCUTIVE DEFERRED COMPENSATION PROGRAM

PREAMBLE

This Plan has been established to provide certain eligible Executives with deferred compensation that complies with Code section 409A.  For periods prior to January 1, 2008, the Plan shall be administered in reasonable, good faith compliance with the requirements of Code section 409A.  Effective January 1, 2008, the Plan shall be interpreted in a manner consistent with Code section 409A, the final regulations issued thereunder, and any other applicable guidance from the Internal Revenue Service.

ARTICLE I
THE PLAN

1.1.                              NAME.  This Plan shall be known as the “Fluor Executive 409A Deferred Compensation Program”.

1.2                               PURPOSE.  This Plan is adopted for the purpose of providing eligible Executives with a means to satisfy future financial needs and also for the purpose of providing such Executives with retirement and other benefits which, because of various contribution and benefit accrual limitations, cannot be provided for them under the tax qualified retirement, profit sharing and savings plans in which such Executive is a participant.  The Company intends that the Plan constitute an unfunded “top hat” plan maintained for the purpose of providing deferred compensation to a select group of management or highly compensated employees under applicable provisions of ERISA.  The Company also intends that the Plan comply with the applicable provisions of Code section 409A.

1.3                                 PLAN ADMINISTRATION.  The Plan shall be administered by the Committee in accordance with the following:

(a)                               The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(i)                                     To determine all questions relating to the eligibility of employees to participate;

(ii)                                  To construe and interpret the terms and provisions of this Plan;

(iii)                               To compute and certify to the amount and kind of benefits payable to Participants or their Beneficiaries;

(iv)                              To maintain all records that may be necessary for the administration of the Plan;

(v)                                    To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as the Committee may determine or as shall be required by law;

(vi)                                 To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and

(vii)                         To appoint a Plan administrator or any other agent, and to delegate to such person such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.

(b)                                 The Committee shall have sole and full discretion to make factual determinations as may be necessary and to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.  The Committee shall administer such terms and provisions in a uniform manner and in full accordance with any and all laws applicable to the Plan.

(c)                                  To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all Plan matters relating to the Participants, their death or other cause of termination, and such other pertinent facts as the Committee may require.

ARTICLE II
DEFINITIONS

2.1           DEFINITIONS.

Account(s) — shall mean (i) the Deferral Accounts (including, without limitation, the Deferred Incentive Award Deferral Account and the Deferred Salary Account), and the (ii) Excess Benefit Accrual Account, collectively, maintained for each Participant, except that where reference to a specific Account is intended, there will be a reference to the specific Account.

Adjustment — shall have the meaning set forth in Section 6.3 hereof.

Basic Compensation — shall mean “Basic Compensation” as defined in and provided under the Savings Plan.

Beneficiary — The beneficiary designated on a form provided by the Company, or, if no such designation has been made, the beneficiary designated by the Participant under the Retirement Plan, or, in the absence of any designation, the Participant’s estate.

Board — shall mean the Board of Directors of Fluor Corporation.

Change of Control — “Change of Control” of the Company shall be deemed to have occurred if an event described in Treasury Regulation 1.409A-3(i)(5) occurs (including, without limitation, (i) a change in ownership of the Company as a result of a person, or more than one person acting as a group acquiring ownership that in the aggregate constitutes more than 50 percent (50%) of the total fair market value of the Company (this provision does not apply to a person or group already possessing more than 50 percent (50%) of the total fair market value of the Company); or (ii) a change in effective control of the Company as a result of a person or more than one person acting as a group acquiring (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing more than thirty percent (30%) of the total voting power of the stock of the Company; or (iii) a change in effective control of the Company as a result of the majority of members of the Company’s board of directors being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election, or (iv) a change in ownership of a substantial portion of the Company’s assets as a result of a person or more than one person acting as a group acquiring (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 40 percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions).

Code — shall mean the Internal Revenue Code of 1986, as amended.

Committee — shall mean the Executive Compensation Committee of the Company.

Company — shall mean Fluor Corporation and (a) any company which is a member of a controlled group of corporations, as defined in section 414(b) of the Code, which controlled group includes Fluor Corporation; (b) any trade or business under common control as defined in section 414(c) of the Code with Fluor Corporation; (c) any organization (whether or not incorporated) which is a member of an affiliated service group that includes Fluor Corporation or any entity described in (a) and (b) above; and (d) any other entity required to be aggregated with Fluor Corporation or any other entity described in (a), (b) and (c) above pursuant to regulations under section 414(o) of the Code; provided, however, that any reference to the Company with respect to matters relating to the administration, design or termination of the Plan refers only to Fluor Corporation.

Crediting Options — shall mean the crediting options established by the Committee, as modified from time to time and shall have the meaning set forth in Section 7.1 hereof.

Deferral Account — shall mean collectively, a Participant’s Deferred Incentive Award Account and Deferred Salary Account.

Deferred Incentive Award Account — shall have the meaning set forth in Section 6.1 hereof.

Deferred Salary Account — shall have the meaning set forth in Section 6.1 hereof.

Deferral Matching Contribution — shall mean the Company contributions credited to each Participant’s Excess Benefit Accrual Account with respect to each Plan Year in accordance with Section 5.3 hereof; and which consists of (i) Discretionary Deferral Matching Contributions, (ii) Supplemental Nonqualified Matching Contributions, and (iii) Regular Nonqualified Matching Contributions.

Discretionary Deferral Matching Contributions — shall mean, with respect to an Eligible Employee for a Plan Year, the amount, if anything, that is credited to such Eligible Employee’s Excess Benefit Accrual Account in order to insure that such Eligible Employee receives what the Committee determines to be the appropriate total Deferral Matching Contributions, provided, further, that such amount may not exceed an amount equal to the excess (if any) of (i) over (ii), where:

(i)                                     equals such Eligible Employee’s Maximum Nonqualified Matching Contribution for such Plan Year; and

(ii)                                  equals the sum of (a) such Eligible Employee’s Supplemental Nonqualified Matching Contributions, plus (b) such Eligible Employee’s

Regular Nonqualified Matching Contributions; plus (c) such Eligible Employee’s Maximum Qualified Matching Contribution.

Designated Filing Person- shall mean the person (which may be designated by position or title rather than an individual) designated by the Committee to receive, review and record Election Forms.

Effective Date — shall mean January 1, 2005 except that where reference to a specific date is intended, there will be a reference to the specific date.

Election Form — shall mean the form or forms filed by an Eligible Employee on or before whichever of the Salary Election Date or the Incentive Award Election Date apply, and which complies with the requirements of Section 4.2, provided, however, that such form shall contain such terms and be in such form as determined by the Committee.

Eligible Employee — shall mean, unless otherwise expressly provided herein, an employee of the Company who is (a) eligible to participate in the Retirement Plan or has been specifically designated as eligible for participation in this Plan by the Committee and (b) an Executive.

ERISA — shall mean the Employee Retirement Income Security Act of 1974, as amended.

Excess Benefit Accrual Account — shall have the meaning set forth in Section 6.2 hereof.

Excess Benefit Accrual(s) — shall have the meaning set forth in Section 5.1 and 5.2 hereof.

Executive shall mean any employee who has been determined to be eligible to participate in the Fluor Corporation and Subsidiaries Executive Incentive Compensation Program, or any other person which the Committee determines to be eligible for participation in the Plan.

Initial Deferral Election Date — shall mean the 30th day following the day on which a person first becomes an Eligible Employee; provided, however, that the Initial Deferral Election Date shall not apply to any individual who is a participant in a plan that is aggregated with the Plan for purposes of Code section 409A except to the extent permitted by Code section 409A.

Incentive Award — shall mean awards made pursuant to the terms of the Fluor Corporation 2003 Executive Performance Incentive Plan, and any other incentive program for Executives or other highly compensated employees whose participants the Committee determines to be eligible for participation in this Plan.

Initial Election — shall have the meaning set forth in Section 3.1 hereof.

Incentive Award Election Date shall mean the last day of the Plan Year preceding the Plan Year in which the initial performance period of such Incentive Award commences.  However, if such Incentive Award qualifies as “performance-based compensation” under section 409A of the Code and the applicable performance period is at least one year, the Incentive Award Election Date shall be the date that is six (6) months before the end of the performance period (or, if earlier, when the amount of the Incentive Award has become ascertainable within the meaning of section 409A of the Code).

Maximum Qualified Matching Contribution. — shall mean, for each Eligible Employee for a Plan Year, the amount which would have been contributed to the Savings Plan as a Savings Plan Matching Contribution for such Eligible Employee if such Eligible Employee had contributed at least the maximum percentage of Basic Compensation that would have received a matching contribution from the beginning of the applicable Plan Year (or, if later, when the Eligible Employee became eligible to participate in the Savings Plan) until such Eligible Employee’s Statutory Limitation Payroll Date.

Maximum Nonqualified Matching Amount — shall mean, for each Plan Year, the sum of the amounts determined, for each payroll period during which a person was an Eligible Employee, by multiplying the Salary paid to such Eligible Employee for each such payroll period by the Savings Plan Matching Contribution Rate for such payroll period.

Net Asset Value — shall mean a fund’s share value, calculated once a day, based on the closing market price for each security in the fund’s portfolio.  It is computed either by reference to a commercial exchange (NYSE, AMEX, Nasdaq, etc.) or by deducting the fund’s liabilities from the portfolio’s total assets and dividing this amount by the number of shares outstanding.

Participant — shall mean any Eligible Employee who has one or more Deferral Accounts and/or an Accrual Account under this Plan.

Performance Plan Contributions — shall mean the contributions set forth in Section 6.2 of the Fluor Corporation Salaried Employees’ Savings Investment Plan.

Plan — shall mean the Fluor Executive 409A Deferred Compensation Program, the terms of which are set forth herein.

Plan Year — shall mean the twelve-month period ending on December 31 of each year.

Pre-Tax Contributions — shall mean “Pre-Tax Contributions” as defined in and provided under the Savings Plan.

Regular Nonqualified Matching Contribution — shall have the meaning specified in Section 5.3.

Retirement Plan — shall mean the Fluor Corporation Employees’ Defined Benefit Retirement Plan.

Salary — shall mean the compensation regularly paid to an Eligible Employee by the Company per payroll period in the form of base salary (including amounts contributed by the Company on behalf of the Eligible Employee as Pre-Tax Contributions under the Savings Plan and amounts contributed under the Fluor Section 125 Plan), but excluding bonuses, commissions, incentives, site adders, overtime and other irregular payments including severance pay, lump sum vacation payments and merit increases paid in a lump sum, and before deductions authorized by such Eligible Employee or required by law to be withheld from such Eligible Employee.

Salary Election Date — shall mean the last day of the Plan Year preceding the Plan Year in which the Salary to be deferred is paid.

Savings Plan — shall mean the Fluor Corporation Salaried Employees’ Savings Investment Plan, as amended.

Savings Plan Matching Contributions — shall mean the amounts contributed to a Participant under Article VI of the Savings Plan as matching contributions with respect to Pre-Tax Contributions under the Savings Plan.

Specified Employee — shall mean, effective January 1, 2008, a Participant classified by the Company as an Officer for the year in which the Participant’s Termination of Service occurs, as determined in a manner consistent with Code section 409A.  For Plan Years ending prior to January 1, 2008, Specified Employee shall mean a key employee (as defined in Code section 416(i) (without regard to Code section 416(i)(5)) and Code section 409A, and regulations thereunder) of the Company.  Notwithstanding the foregoing, the Company may make such elections by appropriate corporate action as permitted under the applicable regulations and other guidance issued under Code section 409A with respect to determining Specified Employees, and any such election shall be incorporated into and binding upon the Plan and all Participants as if fully set forth herein.

Supplemental Nonqualified Matching Contributions — shall have the meaning set forth in Section 5.3 hereof.

Statutory Limitation Payroll Date — shall mean the final payroll date during the Plan Year on which an Eligible Employee can receive a Savings Plan Matching Contribution resulting solely from the limitations imposed by either section 402(g) or 401(a)(17) of the Code; provided, further, that for purposes of this Plan, the reference shall be construed as referring only to the portion of the Eligible Employee’s Basic Compensation paid on such final payroll date which is subject to such limitations.

Termination of Service — shall mean a separation from service from the Company for any reason, within the meaning of Code section 409A. Termination of the employee/ employer relationship between a Participant and the Company by reason of retirement, death, resignation, involuntary termination, or permanent total disability as these terms are defined for purposes of the Retirement Plan.  To the extent permitted by Code section 409A, a Participant shall be deemed to have incurred a Termination of Service when it is reasonably anticipated that a permanent reduction in the level of services with respect to such Participant equals forty-nine percent (49%) or less of the average level of services she or he provided in the immediately preceding three (3) years.

Unforseeable Emergency — shall have the meaning set forth in Section 9.2 hereof.

Valuation Date — shall have the meaning set forth in Section 7.6 hereof.

ARTICLE III
PARTICIPATION

3.1                                 SALARY DEFERRALS.  A person who is an Eligible Employee on a Salary Election Date (or on such Eligible Employee’s Initial Election Date, if applicable) will be entitled to elect to defer amounts of Salary hereunder.  Without limiting the generality of the preceding sentence, if an Eligible Employee is removed as an Executive, such Eligible Employee will, notwithstanding such removal, continue to defer Salary through the end of the calendar year in which such removal occurred.  An election shall become irrevocable on the Salary Election Date (or the Initial Election Date, if applicable) with respect to the calendar year to which it applies, except to the extent permitted by Code section 409A if the Participant experiences an Unforeseeable Emergency.

3.2                                 INCENTIVE AWARD DEFERRALS.  A person who is an Eligible Employee on the Incentive Award Election Date will be entitled to elect to defer amounts of Incentive Award hereunder.

3.3                                 EXCESS BENEFIT ACCRUALS.   As of the various dates provided in Section 5.1, each Eligible Employee shall be entitled to receive an Excess Benefit Accrual if and to the extent earned in accordance with the provisions of Section 5.1 hereof.

3.4                                 STATUS AS PARTICIPANT.  Once an Eligible Employee defers an amount hereunder, or is allocated an amount under Section 5.1(a), such person will become a Participant, and shall remain a Participant until all amounts credited to such person hereunder are distributed to such person.

ARTICLE IV
DEFERRALS

4.1                                 AMOUNTS SUBJECT TO DEFERRAL.  Subject to the provisions of this Plan and the effect of any previously authorized or required deductions, reductions, income or employment tax withholdings applicable to such compensation, an Eligible Employee may elect to defer all or any portion of her or his Salary or any Incentive Award.

4.2                                 TIMING AND MECHANICS OF ELECTION.

(a)                                  Salary — In order to be effective with respect to Salary paid during a Plan Year, an Election Form must be filed with the Designated Filing Person by the Salary Election Date for such Plan Year, or, where applicable, by the Initial Deferral Election Date, and only the last Election Form filed on or before that date will be considered a properly filed Election Form with respect to such Plan Year (or portion of Plan Year).  The Election Form must specify (i) the percentage of Salary to be deferred for each pay period, (ii) the pay period on which such deferrals will commence, (iii) date on which payment of such deferrals will be made or commenced, and (iv) the form in which payments of such deferrals will be made.  Only one Election Form will be filed for each Plan Year and a new Election Form is required to be filed for each Plan Year.  Deferred amounts withheld from an Eligible Employee’s Salary shall be credited to such Eligible Employee’s Deferred Salary Account as of the payroll date in which such amounts are withheld.

(b)                                 Incentive Awards — In order to be effective with respect to an Incentive Award, an Election Form must be filed with the Designated Filing Person by the Incentive Award Election Date with respect to such Incentive Award, and only the last Election Form filed on or before such date will be considered a properly filed Election Form with respect to such Incentive Award.  The Election Form must specify (i) either the percentage of the Incentive Award, or a fixed dollar amount, to be deferred, (ii) date on which payment of such deferral will be made or commenced, and (iii) the form in which payments of such deferrals will be made.  A new Election Form is required to be filed with respect to each Incentive Award.  Deferred amounts withheld from an Eligible Employee’s Incentive Award shall be credited to such Eligible Employee’s Deferred Incentive Award Account as of the payroll date in which such amounts are withheld.

ARTICLE V
OTHER ACCRUALS

5.1                                 EXCESS BENEFIT ACCRUALS.  Excess Benefit Accruals will include the sum of:

(a)                                  As of each payroll date, the Company shall credit the Excess Benefit Accrual Account of each Eligible Employee with a pro-rata amount equal to the excess of the Company Contribution Credit which would have been allocated to such Eligible Employee’s account under the Retirement Plan for the calendar year but for the limitations imposed by sections 401(a)(17) and 415 of the Code over the actual Company Contribution Credit to the Eligible Employee’s account under the Retirement Plan for the calendar year.  Such amount shall be determined by the Committee using actuarial assumptions selected by the Committee in its discretion.

(b)                                 On or before a reasonable period of time following the earlier of (i) an Eligible Employee’s Termination of Service, or (ii) the last business day of the Plan Year, the Company shall credit the Excess Benefit Accrual Account of each Eligible Employee with all of such Eligible Employee’s Deferral Matching Contributions, if any, for such Plan Year.  Nothing herein shall require, or prohibit, the Company from crediting some of the Deferral Matching Contributions for a Plan Year at the end of any month or payroll period during such Plan Year.

(c)                                  As of the last business day of each calendar year, the Company shall credit the Excess Benefit Accrual Account of each Eligible Employee with a pro-rata amount equal to the excess of the amount of Company contributions which would have been allocated to such Eligible Employee’s account as Performance Plan Contributions for the calendar year but for the limitations imposed by sections 401(a)(17) and 415 of the Code over the actual amount of Company contributions allocated to her or his accounts under such plan for the calendar year.

5.2                                 COMPENSATING ACCRUALS.  Each Eligible Employee who elects to defer all or a portion of her or his Salary pursuant to Section 4.2(a) hereof will also be credited with additional accruals to her or his Deferred Salary Account to compensate for reductions in Retirement Plan accruals, Savings Plan contributions, and Performance Plan Contributions that result from such Salary deferral.  Such accruals shall be calculated as follows:

(a)                                  As of the end of each month, there shall be credited to the Deferred Salary Account of each Eligible Employee, an additional amount that is equal to the Company Contributions Credit that would have been credited to the Eligible Employee’s Company Contributions Account in the Retirement Plan for such month but for Salary deferrals made under this Plan.

(b)                                 As of the last business day of each calendar year, there shall be credited to the Deferred Salary Account of each Eligible Employee, an additional amount that is equal to the amount by which Company contributions to the Eligible Employee’s account as Performance Plan Contributions were reduced by reason of Salary deferrals made under this Plan.

5.3                                  DEFERRAL MATCHING CONTRIBUTIONS.  Effective on January 1, 2008, for each Plan Year, the Company shall credit an Eligible Employee with Deferral Matching Contributions determined as follows:

(a)                                  An Eligible Employee’s Supplemental Nonqualified Matching Contributions shall equal five percent (5%) of the Eligible Employee’s Salary deferred (in accordance with Section 3.1 hereof) during each payroll period ending on or before such Eligible Employee’s Statutory Limitation Payroll Date.

(b)                                 An Eligible Employee’s Regular Nonqualified Matching Contribution shall be made with respect to each payroll period occurring on or after such Eligible Employee’s Statutory Limitation Payroll Date, and shall be equal to the lesser of (i) the amount of Salary which such Eligible Employee defers (in accordance with Section 3.1 hereof) with respect to such payroll period, or (ii) five percent (5%) of such Eligible Participant’s Salary paid with respect to such payroll period.

(c)                                  The Company may, but shall not be required, to credit an Eligible Employee with a Discretionary Deferral Matching Contribution based upon any criteria determined by the Company.  Such Discretionary Deferral Matching Contribution may be credited as of the end of any payroll period or month, or at the end of calendar year, as selected by the Company.

ARTICLE VI
MAINTENANCE OF ACCOUNTS

6.1                                          DEFERRAL ACCOUNTS.  The Company shall maintain one or more of the following Deferral Accounts, as applicable, for Eligible Employees: (1) a Deferred Incentive Award Account to which shall be credited all amounts of Incentive Awards which have been deferred by such Eligible Employee pursuant to the provisions of Section 4.2(b) hereof; and (2) a Deferred Salary Account to which shall be credited all amounts of Salary deferred on and after the Effective Date and all amounts credited such Eligible Employee pursuant to Sections 4.2(a) and 5.2 hereof.

6.2                                         EXCESS BENEFIT ACCRUAL ACCOUNTS.  The Company shall maintain an Excess Benefit Accrual Account for each Eligible Employee to which shall be credited all amounts accruing for the benefit of such Eligible Employee pursuant to Sections 5.1 and 5.3 hereof.

6.3                                         ADJUSTMENTS.  Each Account shall be adjusted daily (prior to January 1, 2008, at least monthly) to reflect any gains and/or losses thereon (deemed or actual) (the “Adjustment”) in accordance with the provisions of Section 7.1 hereof.

ARTICLE VII
CREDITING OPTIONS

7.1                                         CREDITING OPTIONS.  The Company has selected certain crediting options for determining gains and/or losses to Participant Accounts, any of which may be changed, modified or deleted, or additional investment options may be added, by the Committee in its discretion (the “Crediting Options”).  At the time that an Eligible Employee first becomes a Participant, the Participant shall allocate deferrals among the Crediting Options set forth in the Initial Investment Election Form.  The Crediting Options will be used as a measure of the deemed investment performance of the balances of each of her or his Accounts by the Committee.

Notwithstanding the preceding paragraph, all stock units (or equivalents) that are deferred into a Participant Account shall not be subject to adjustment under the provisions of this Section 7.1.  Any investment adjustment with respect to stock units (or equivalents) shall instead be governed by the terms of the Incentive Plan granting the stock units (or equivalents), and such stock units (or equivalents) shall be deemed to have been granted under such Incentive Plan.

7.2                                 INITIAL DESIGNATIONS. In making the initial Crediting Options designation, the Participant may specify that all or any percentage (expressed in 1% multiples) of her or his Accounts be deemed to be invested in one or more of the Crediting Options.

7.3                              SUBSEQUENT DESIGNATIONS.  Each Participant will also be able to reallocate the Crediting Options to be used in the future for each of her or his Accounts, for current Account balances and future contributions, on any business day (prior to January 1, 2008, once every month) on a form provided by the Company (all elections to be expressed in 1% multiples).  Any reallocation among the Crediting Options will be effective on the business day following the day on which the form is received by the Company (prior to January 1, 2008, the first day of the month following the month in which the form is received by the Company, unless the form is received after the monthly deadline set by the Company for receipt of reallocation forms for the month, in which case the reallocation will be effective as of the first day of the next subsequent month).  Until a Participant delivers a new Crediting Options form to the Company, her or his prior Crediting Options election shall control.

7.4                                 MISSING OR INVALID DESIGNATIONS.  If a Participant fails to designate any Crediting Option for the Accounts, she or he shall be deemed to have designated the Money Market Option (or its equivalent) until a Crediting Options designation is received by the Company.   Similarly, if a Participant has designated a Crediting Option which is removed or no longer available, the Participant will be deemed to have designated the Money Market Option (or its equivalent) as its replacement until such time a new Crediting Options designation is received by the Company.

7.5                                 EFFECT OF CHANGE IN DESIGNATION.  The Company shall use the Participant’s Crediting Option designations as the basis for calculating the Adjustment component of each Account.  If a Participant changes her or his Crediting Option designations, then such change shall supersede the previous designation effective the next business day after the change is received by the Company (prior to January 1, 2008, the first business day of the month following the month the change is received by the Company (unless received after the deadline established by the Company)).

7.6                                 CALCULATION OF ADJUSTMENT.  The Adjustment shall be determined for every Account each day that the investment associated with the particular Crediting Option is actively traded.  The daily Adjustment for each Crediting Option shall be determined as follows:

(a)                                  As of each trading day of the associated investment of the Crediting Option in which a Participant has a beginning balance for the day in any Account, the amount of each Account deemed invested in a particular Crediting Option shall either be credited or debited with an amount equal to that determined by multiplying the amount of such Account (as measured by the beginning balance number of shares) deemed invested in a particular Crediting Option by the change in the Net Asset Value reported for that day for the associated investment.

(b)                                 As to the any amounts distributed, the Company shall cease crediting or debiting Adjustments to the Accounts on the last day of the month (or such other date determined by the Committee on a uniform and nondiscriminatory basis) prior to the applicable distribution event set forth in Articles VIII and IX (the “Valuation Date”).

(c)                                  Distribution amounts determined under Articles VIII and IX shall include the cumulative Adjustments made to the Accounts of the Participant in accordance with this Article VII.

7.7                                 LIMITATIONS.  Allocation shall be made solely among the Crediting Options selected by the Company.  A Participant shall have absolutely no ownership interest in any Crediting Option or any underlying investment.  The Company shall be the sole owner of any funds invested in any such investment, as well as all amounts accounted for in the Accounts, all of which shall at all times be subject to the claims of the Company’s creditors.  A Participant shall have a contractual right to payment of an amount equal to the balance in each of her or his Accounts in accordance with this Article and Articles VIII and IX hereof.

ARTICLE VIII
ACCOUNT DISTRIBUTIONS

8.1                                 NO DEFERRAL PERIOD SPECIFIED.  With respect to the Excess Benefit Accrual Account and those portions of any Deferral Account (including, any Adjustments related thereto) as to which no specific deferral period has been selected by the Participant prior to the time of deferral:

(a)                                  The lump sum payment or the first installment payment will be paid in the month following Termination of Service.

(b)                                 In the case of installment payments, the second installment will be paid in January following the calendar year in which the first installment was paid and all remaining installments will be paid annually in January.

(c)                                  Other provisions notwithstanding, a Participant determined to be a Specified Employee who is entitled to a distribution as a result of a Termination of Service shall receive the applicable lump sum or initial payment six months after the Termination of Service or, if earlier, upon death.

8.2                                 SPECIFIED DEFERRAL PERIOD.  With respect to the Excess Benefit Accrual Account and those portions of any Deferral Account (including any Adjustments related thereto) as to which a specified deferral period has been selected by a Participant at the time of deferral:

(a)                                  The lump sum payment or the first installment will be paid in the month following the earlier of the (i) Participant’s Termination of Service or (ii) upon expiration of the specific deferral period.

(b)                                 In the case of installment payments, the second installment will be paid in January following the year in which the first installment was paid and all remaining installments will be paid annually in January.

(c)                                  Notwithstanding any specified deferral period election by a Participant, if the Participant has a Termination of Service before all distributions are made pursuant thereto, such election shall no longer apply and the deferral election applicable to distributions to be made in connection with the Participant’s Termination of Service instead shall become effective.

(d)                                 Other provisions notwithstanding, a Participant determined to be a Specified Employee who is entitled to a distribution as a result of a Termination of Service shall receive the initial payment six months after the Termination of Service or, if earlier, upon death.

8.3                                 NO FORM OF DISTRIBUTION IS SPECIFIED.  With respect to any Account (including, any Adjustments thereto) as to which no specific form of distribution has been selected by the Participant at the time of deferral, the distribution will be in the form of a single lump sum payment.

8.4                                 FORM OF DISTRIBUTION IS SPECIFIED.  All payments will be made in a single lump sum unless the Participant designates at the time of deferral that the deferred amount be paid in a specified number (not to exceed ten) of annual installments.

8.5                                 ELECTION CHANGES.  A Participant may change the time and method of payment by making a subsequent distribution election.  A subsequent distribution election will become effective twelve (12) months after the election has been received by the Company.  The subsequent distribution election must defer payment to a date at least five (5) years later than originally scheduled.

8.6                                 DEATH BENEFITS.  Unless otherwise elected in the time and manner specified in Section 4.2, in the event of the death of a Participant, the Participant’s benefits will be distributed to the Participant’s Beneficiary in a single lump sum payment as soon as administratively feasible following the Participant’s death, but no later than the January following death.

8.7                                 RELEASE OF CLAIM.  Acceptance of payment of the distributions required hereunder by a Participant or her or his Beneficiary (as applicable) shall constitute a release by such Participant or Beneficiary (as applicable) of all claims against the Company by the Participant or Beneficiary (as applicable).

ARTICLE IX
OTHER DISTRIBUTION EVENTS

9.1                                 CHANGE OF CONTROL.

Notwithstanding any other Section hereof, if a Participant’s employment with the Company has a Termination of Service for any reason other than death, within the two-year period beginning on the date that a Change of Control occurs, then the Company shall pay to the Participant by the end of the month following the month of termination (six months (6) after the date of the Termination of Service if the Participant is a Specified Employee) a lump sum distribution of all of her or his Accounts (including any Adjustments).  If a Participant dies after Termination of Service, but before payment of any amount payable under this Section, then such amount shall be paid to the Participant’s Beneficiary within the first fifteen (15) days of the month following the month of the Participant’s death.

 9.2          UNFORESEEABLE EMERGENCY.

(a)                                  A distribution of a portion of a Participant’s Accounts because of an Unforeseeable Emergency will be permitted only to the extent required by the Participant to satisfy the emergency.  Whether an Unforeseeable Emergency has occurred will be determined solely by the Committee in its reasonable discretion.  Distributions in the event of an Unforeseeable Emergency may be made by and with the approval of the Committee upon written request by a Participant.

(b)                                 An “Unforeseeable Emergency” is defined as a severe financial hardship to the Participant caused by sudden and unexpected illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or of a dependent of the Participant (as defined in Code section 152, without regard to Code section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty, or other extraordinary and unforeseeable circumstances caused by a result of events beyond the Participant’s control.  The circumstances that will constitute an Unforeseeable Emergency will depend upon the specific facts of each case, but, in any event, any distribution under this Section shall not exceed the amount required by the Participant to resolve the hardship after (i) reimbursement or compensation through insurance or otherwise, (ii) obtaining liquidation of the Participant’s assets, to the extent such liquidation would not itself cause a severe financial hardship, or (iii) suspension of deferrals under the Plan.  In all events, a distribution shall be made in connection with an Unforeseeable Emergency only to the extent permitted by Code section 409A.

9.3                                 DISTRIBUTION IN THE EVENT OF DIVORCE.  In the event of the divorce or legal separation of a Participant, and the awarding of all or a portion of the Accounts to the spouse of the Participant by court order, such spouse may elect, by filing with the Committee a form specified by the Committee and by providing such other information as the Committee may in its discretion reasonably request in order to confirm that the applicable facts and circumstances are present, to receive a distribution of her or his court-awarded portion of the Participant’s Accounts pursuant and subject to the terms of Section 8.1.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1                           PARTICIPANT RIGHTS IN THE UNFUNDED PLAN.  Any liability of the Company to any Participant with respect to any benefit shall be based solely upon the contractual obligations created by the Plan; no such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Company.  The Company’s obligations under this agreement shall be an unfunded and unsecured promise to pay.  No Participant or her or his Beneficiaries shall have any rights under the Plan other than those of an unsecured creditor of the Company.  Assets segregated or identified by the Company for the purpose of paying benefits pursuant to the Plan remain general corporate assets subject to the claims of the Company’s creditors.

10.2                           NON-ASSIGNABILITY.  Subject to the provisions of Section 10.3, neither the Participant nor her or his Beneficiary shall have any power or rights to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be un-assignable and non-transferable.  Any such attempted assignment or transfer shall be void and the Company shall thereupon have no further liability to such Participant or such Beneficiary hereunder.  No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any Participant or Beneficiary for the payment of debt, judgment or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of the Participant, her or his designated Beneficiary or any other beneficiary hereunder.

10.3                           TERMINATION OR AMENDMENT OF PLAN.  The Company retains the right, at any time and in its sole discretion, to amend or terminate the Plan, in whole or in part.   Any amendment of the Plan shall be approved by the Board, shall be in writing, and shall be communicated to the Participants.  Notwithstanding the above, the Committee shall have the discretionary authority to change the requirements of eligibility or to modify the Crediting Options hereunder without Board approval.  No amendment of the Plan shall materially impair or curtail the Company’s contractual obligations arising from deferral elections previously made or for benefits accrued prior to such amendment without Participant consent.  In the event of Plan termination, payment of Deferral and Accrual Accounts shall occur in accordance with existing Participant distribution elections.

10.4                           CONTINUATION OF EMPLOYMENT.  This Plan shall not be deemed to constitute a contract of employment between the Company and a Participant.  Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Participant any right to continue in the employ of the Company or affect the right of the Company to terminate the employment of any Participant at any time with or without cause.  Nothing in the Plan will otherwise affect any Participant’s employment relationship with the Company.

10.5                           RESPONSIBILITY FOR LEGAL EFFECT.  Neither the Committee nor the Company make any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax or other implications or effects of this Plan.

10.6                           WITHHOLDING.  The Company shall withhold from or offset against any payment or accrual made under the Plan any taxes the Company determines it is required to withhold by applicable federal, state, local or foreign laws.

10.7                           OTHER COMPENSATION PLANS.  The adoption of the Plan shall not affect any other incentive or other compensation plans in effect for the Company or any subsidiary, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company or any subsidiary.

10.8                           PLAN BINDING ON SUCCESSORS.  The Plan shall be binding upon the successors and assigns of the Company.

10.9                           SINGULAR, PLURAL.  Wherever appropriate in this Plan, nouns in the singular shall include the plural.

10.10                     CONTROLLING LAW.  The Plan shall be governed by and construed in accordance with the internal law, without regard to conflict of law principles, of the State of Delaware to the extent not pre-empted by the laws of the United States of America.

10.11                     NO DUPLICATION.  In no event shall the benefit provided under the Plan duplicate any benefits accrued and/or payable under the Fluor Corporation Deferred Compensation Program (frozen effective December 31, 2004).